PRICESMART ANNOUNCES FISCAL 2021 FIRST QUARTER OPERATING RESULTS

SALES GROW 8.1% AND OPERATING INCOME INCREASES BY 45%

DILUTED EARNINGS PER SHARE GROW BY 40.6%

NET COMPARABLE MERCHANDISE SALES INCREASE BY 3.6%

E-COMMERCE ACHIEVES 3.1% PENETRATION OF TOTAL MERCHANDISE SALES

San Diego, CA (January 7, 2021) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 47 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the fiscal first quarter of 2021 which ended on November 30, 2020.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“PriceSmart delivered solid results for the first quarter of fiscal year 2021. In November, mobility restrictions were reduced in many of our markets.  We meanwhile expanded our Click and Go™ contactless shopping program, which provides for ordering online and curbside pickup, and as of Q1, includes delivery options in all of our markets.

We continue to improve operating efficiencies while making appropriate investments. Together, these initiatives have contributed to an increase in our operating income of 45.0% to $44.5 million and an earnings increase of 40.6% to $0.90 per diluted share in the first quarter of 2021 compared to the prior-year period.

Although varying pandemic-related restrictions throughout our markets were on the rise again in December and continue to impact the business in early January, thanks to our tremendous team, we are becoming increasingly adept at early monitoring and quickly adjusting to challenges as they arise, as well as anticipating the needs and preferences of our Members.”

First Quarter Financial Results

Total revenues for the first quarter of fiscal year 2021 increased 8.1% to $877.4 million compared to $811.9 million in the comparable period of the prior year. For the first quarter of fiscal year 2021, net merchandise sales increased 7.7% to $838.4 million from $778.7 million in the first quarter of fiscal year 2020. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $27.4 million, or 3.5%, versus the same period in the prior year.

The Company had 46 warehouse clubs in operation as of November 30, 2020 compared to 45 warehouse clubs in operation as of November 30, 2019.

Comparable net merchandise sales for the 43 warehouse clubs that have been open for greater than 13 ½ calendar months increased 3.6% for the 13-week period ended November 29, 2020 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $27.0 million or 3.5% versus the same period in the prior year.

The Company recorded operating income during the fiscal first quarter of $44.5 million compared to operating income of $30.7 million in the prior year period. Net income attributable to PriceSmart was $27.7 million, or $0.90 per diluted share, in the first quarter of fiscal year 2021 as compared to $19.7 million, or $0.64 per diluted share, in the first quarter of fiscal year 2020.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday. The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for an improved sales comparison, as the Company experiences higher merchandise club sales on the weekends. Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates the Company uses to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. The Company calculates the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. The Company believes the disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better the Company’s underlying performance.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, January 8, 2021, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free, or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through January 15, 2021, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10149960.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 47 warehouse clubs in 12 countries and one U.S. territory (eight in Costa Rica and Colombia; seven in Panama; five in the Dominican Republic, four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company also plans to open new warehouse clubs in Guatemala City, Guatemala and Portmore, Jamaica in the fall of 2021 and the spring of 2022, respectively. Once these two new clubs are open, the Company will operate 49 warehouse clubs.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of member or business information, cost increases from product and service providers, interruption of supply chains, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impact, the impact of government policies and restrictions that have limited access for our Members, and shifts in demand away from discretionary or higher priced products to lower priced products, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	November 30,	November 30,
	2020	2019
Revenues:
Net merchandise sales	$838,369	$778,728
Export sales	10,881	8,274
Membership income	13,299	13,746
Other revenue and income	14,883	11,193
Total revenues	877,432	811,941
Operating expenses:
Cost of goods sold:
Net merchandise sales	703,619	662,724
Export sales	10,433	7,971
Non-merchandise	5,824	4,251
Selling, general and administrative:
Warehouse club and other operations	84,832	79,373
General and administrative	27,521	25,884
Pre-opening expenses	602	953
Loss on disposal of assets	70	71
Total operating expenses	832,901	781,227
Operating income	44,531	30,714
Other income (expense):
Interest income	491	293
Interest expense	(2,033)	(862)
Other expense, net	(1,545)	(985)
Total other expense	(3,087)	(1,554)
Income before provision for income taxes and loss of unconsolidated affiliates	41,444	29,160
Provision for income taxes	(13,618)	(9,403)
Loss of unconsolidated affiliates	(9)	(48)
Net income	27,817	19,709
Less: net (income) loss attributable to noncontrolling interest	(80)	19
Net income attributable to PriceSmart, Inc.	$27,737	$19,728
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.90	$0.64
Diluted	$0.90	$0.64
Shares used in per share computations:
Basic	30,398	30,277
Diluted	30,420	30,284
Dividends per share	$—	$—

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	November 30,
	2020	August 31,
	(Unaudited)	2020
ASSETS
Current Assets:
Cash and cash equivalents	$207,955	$299,481
Short-term restricted cash	185	185
Short-term investments	73,980	46,509
Receivables, net of allowance for doubtful accounts of $157 as of November 30, 2020 and $147 as of August 31, 2020, respectively	15,150	13,153
Merchandise inventories	373,178	309,509
Prepaid expenses and other current assets	40,103	30,165
Total current assets	710,551	699,002
Long-term restricted cash	4,255	4,105
Property and equipment, net	700,837	692,279
Operating lease right-of-use assets, net	119,316	119,533
Goodwill	45,123	45,206
Other intangibles, net	9,566	10,166
Deferred tax assets	20,246	21,672
Other non-current assets (includes $144 and $872 as of November 30, 2020 and August 31, 2020, respectively, for the fair value of derivative instruments)	57,508	54,260
Investment in unconsolidated affiliates	10,593	10,602
Total Assets	$1,677,995	$1,656,825
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$47,349	$65,143
Accounts payable	384,086	373,172
Accrued salaries and benefits	28,630	32,946
Deferred income	25,125	23,525
Income taxes payable	9,559	7,727
Other accrued expenses and other current liabilities	35,228	37,731
Operating lease liabilities, current portion	8,649	8,594
Long-term debt, current portion	19,771	19,437
Total current liabilities	558,397	568,275
Deferred tax liability	1,401	1,713
Long-term income taxes payable, net of current portion	5,243	5,132
Long-term operating lease liabilities	124,383	124,181
Long-term debt, net of current portion	108,104	112,610
Other long-term liabilities (includes $5,321 and $4,685 for the fair value of derivative instruments and $6,313 and $6,155 for post-employment plans as of November 30, 2020 and August 31, 2020, respectively)	13,176	12,182
Total Liabilities	810,704	824,093

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,395,847 and 31,417,576 shares issued and 30,738,334 and 30,670,712 shares outstanding (net of treasury shares) as of November 30, 2020 and August 31, 2020, respectively	3	3
Additional paid-in capital	450,666	454,455
Accumulated other comprehensive loss	(173,658)	(176,820)
Retained earnings	610,224	582,487
Less: treasury stock at cost, 657,513 shares as of November 30, 2020 and 746,864 shares as of August 31, 2020	(21,068)	(28,406)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	866,167	831,719
Noncontrolling interest in consolidated subsidiaries	1,124	1,013
Total stockholders' equity	867,291	832,732
Total Liabilities and Equity	$1,677,995	$1,656,825